Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of ADC Therapeutics SA of our report dated June 27, 2019, except for the effects of the share split discussed in Note 24 to the consolidated financial statements, as to which the date is September 19, 2019 relating to the consolidated financial statements of ADC Therapeutics SA, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
September 23, 2019